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                                                                     EXHIBIT 3.1


                            CERTIFICATE OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION


The undersigned, Michael F. Curran and Dennis G. Berryhill, President and Secretary, respectively, of WILLBROS GROUP, INC., a corporation duly organized and existing under and by virtue of the laws of the Republic of Panama, do hereby amend the Restated Articles of Incorporation, as amended, of WILLBROS GROUP, INC. as follows:

1. By substituting and replacing ARTICLE THIRD so that henceforth said ARTICLE THIRD of said Articles shall read in its entirety as follows:

              "THIRD: Capital. The authorized capital of the Corporation shall consist of ONE MILLION SEVEN HUNDRED SIXTY THOUSAND U.S. DOLLARS (U.S. $1,760,000), consisting of: THIRTY-FIVE MILLION (35,000,000) shares of common stock, par value FIVE U.S. CENTS (U.S. $.05) per share ("Common Stock"); and ONE MILLION (1,000,000) shares of class A preferred stock, par value ONE U.S. CENT (U.S. $.01) per share ("Class A Preferred Stock"). Shares shall all be in nominative form and may not be issued to bearer.

              A. (a) Voting. Each share of Common Stock shall entitle the registered holder thereof to one vote on all matters brought before the stockholders of the Corporation for a vote.

                     (b) Restrictions on Transfer to Preserve Tax Status. It is
              in the best interests of the Corporation and its stockholders that the Corporation's status as a non-controlled foreign corporation ("Non-CFC") under the United States Internal Revenue Code of 1986, as amended from time to time (the "Code"), be preserved. Therefore, any purported Transfer (as hereinafter defined) of any shares of Common Stock to any person or entity, which would result in such person or entity, together with any other person or entity whose shares of Common Stock would be aggregated with such person or entity for purposes of Section 957 of the Code, being the beneficial owner of ten percent (10%) or more of the issued and outstanding shares of Common Stock, will be subject to a determination by the Board of Directors in good faith, in its sole discretion, that such Transfer would not in any way, directly or indirectly, affect the Corporation's Non-CFC status. The transferee or transferor proposed to be involved in such Transfer shall give to the Secretary of the Corporation not less than thirty (30) days prior written notice of such proposed Transfer. In the event of an attempted Transfer in violation of this paragraph (b), the purported transferee shall acquire no rights whatsoever in such shares of Common Stock. If the Board of Directors shall at any time determine in good faith that a Transfer has taken place in violation of this paragraph (b) or that a person intends to acquire, has attempted to acquire or may acquire ownership of any shares of Common Stock in violation of this paragraph (b), the Board of



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              Directors shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, including without limitation instituting proceedings to enjoin such Transfer. In the case of an ambiguity in the application of any of the provisions of this paragraph (b), the Board of Directors shall have the power to determine the application of the provisions of this paragraph
              (b) with respect to any situation based on the facts known to it. For purposes of this paragraph (b), the term "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Common Stock, including without limitation (1) the granting of any option or entering into of any agreement for the sale, transfer or other disposition of Common Stock, or (2) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Common Stock, whether voluntary or involuntary, whether of record or beneficially, and whether by operation of law or otherwise. Nothing in this paragraph (b) precludes the settlement of any transaction entered into through the facilities of the New York Stock Exchange.

              B. Class A Preferred Stock may be issued from time to time in one or more series, each of such series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereon or thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided. Authority is hereby expressly granted to the Board of Directors, subject to the provisions of this Part B, to authorize the issue of one or more series of Class A Preferred Stock and, with respect to each series, to fix by resolution or resolutions providing for the issue of such series:

                     (a) The number of shares to constitute such series and the distinctive designation thereof, provided that unless otherwise stated in any resolution or resolutions relating to such series, such number of shares may be increased or decreased by the Board of Directors in connection with any classification or reclassification of unissued shares of Class A Preferred Stock;

                     (b) The annual dividend rate on the shares of such series
              and the date or dates from which dividends shall accumulate;

                     (c) Whether the holders of such series are or are not
              entitled to participate in earnings of the Corporation through dividends in excess of (or in lieu of) dividends at an annual rate and the terms of any such right to participate;

                     (d) Whether or not the shares of such series shall be
              subject to redemption, the limitations and restrictions with respect to such redemption, if any, and the times of redemption of the shares of such series and the amounts (or methods of calculating such amounts) which the holders of such series shall be entitled to receive upon the redemption thereof, which amounts (or method of calculating such amounts) may vary at different redemption dates and may also, with respect to shares redeemed through the operation of any retirement or sinking fund, be different from the amounts (or method of calculating such amounts) with respect to shares otherwise redeemed;



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                     (e) The amount (or method of calculating such amount) which the holders of such series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                     (f) Whether or not the shares of such series shall be
              subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which it shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

                     (g) Whether or not the shares of such series shall be
              convertible into, or exchangeable for, shares of stock of any other class or classes, or of any other series of the same class, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and the other terms and conditions of such conversion or exchange;

                     (h) The voting rights, if any, of holders of shares of such series in addition to the voting rights provided for by applicable law;

                     (i) The limitations and restrictions, if any, to be
              effective while any shares of such series are outstanding upon the payment of dividends or making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of Common Stock or any other class or classes of stock of the Corporation ranking junior to the shares of such series;

                     (j) The conditions or restrictions, if any, upon the
              creation of indebtedness of the Corporation or upon the issue of any additional stock (including additional shares of such series or of any other series or class) ranking on a parity with or prior to the shares of such series as to dividends or upon liquidation; and

                     (k) Any other preference and relative, participating,
              optional, or other special rights, and qualifications, limitations or restrictions thereon or thereof, as shall not be inconsistent with this Part B.

                     All shares of any one series of Class A Preferred Stock
              shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative if dividends on such series accumulate; and all series shall rank equally and be identical in all respects, except as permitted by the foregoing provisions of this Part B.

                     For purpose hereof and of any resolution of the Board of
              Directors providing for the classification or reclassification of any shares of Class A Preferred Stock or for the purpose of any certificate filed with the Republic of Panama (unless otherwise provided in any such resolution or certificate):

                            (i) The term "outstanding," when used in reference
                     to shares of stock, shall mean issued shares, excluding shares held by the Corporation and shares called for redemption, funds for the redemption of which shall have been deposited in trust; and

                            (ii) The amount of dividends "accrued" on any share
                     of Class A Preferred Stock of any series providing for cumulative dividends as at any dividend date shall be deemed to be the amount of any unpaid dividends accumulated thereon to and including such dividend date, whether or not earned or declared, and the amount of dividends



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                     "accrued" on any share of Class A Preferred Stock of any
                     series as at any date other than a dividend date shall be calculated thereon to and including the last preceding dividend date, whether or not earned or declared, plus an amount equivalent to the pro rata portion of the periodic dividend with respect thereto at the annual dividend rate fixed for the shares of such series for the period after such last preceding dividend date to and including the date as of which the calculation is made."

         2. By substituting and replacing ARTICLE EIGHTH so that henceforth said ARTICLE EIGHTH of said Articles shall read in its entirety as follows:

                     "EIGHTH: Meetings. All the meetings of the stockholders and of the Board of Directors shall be held at the office of the Corporation in the Republic of Panama or at any other place or places, within or without the Republic of Panama, as may be determined from time to time by the Board of Directors.

                            In order that the Corporation may determine the
                     stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or for the purpose of any other lawful action, the Board of Directors may fix in advance a record date, which record date shall not be more than sixty (60) nor less than ten
                     (10) days before the date of such meeting. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting."

       Signed in Panama City, Panama, on the 30th day of May, 2002.


                                       WILLBROS GROUP, INC.


                                       By:      /s/ Michael F. Curran
                                          --------------------------------------
                                            Michael F. Curran
                                            President


                                       By:      /s/ Dennis G. Berryhill
                                          --------------------------------------
                                            Dennis G. Berryhill
                                            Secretary

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